                                                Filed pursuant to Rule 424(b)(5)
                                                Registration No. 333-14329

     Information contained herein is subject to completion pursuant to Rule 424 under the Securities Act of 1933. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission pursuant to Rule 415 under the Securities Act of 1933. A final prospectus supplement and prospectus will be delivered to purchasers of these securities. This prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                   SUBJECT TO COMPLETION; DATED JULY 21, 1997
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 7, 1996)

                                4,000,000 SHARES                   [GABLES LOGO]
                            GABLES RESIDENTIAL TRUST
                  % SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                            ------------------------

     Dividends on the      % Series A Cumulative Redeemable Preferred Shares,
par value $.01 per share (the "Series A Preferred Shares"), of Gables Residential Trust (the "Company") are cumulative from the date of original issuance and are payable quarterly, commencing September 15, 1997, at the rate
of      % per annum of the $25.00 liquidation preference (equivalent to a fixed
annual rate of $     per share). See "Description of Preferred Shares--Series A
Preferred Shares--Dividends."

     Except in certain circumstances relating to the Company's qualification as a real estate investment trust (a "REIT"), the Series A Preferred Shares are not
redeemable prior to July   , 2002. On and after July   , 2002, the Series A
Preferred Shares may be redeemed for cash at the option of the Company, in whole or in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends, if any, thereon to the redemption date. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) shall be payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of the Company's preferred shares of beneficial interest, par value $.01 per share ("Preferred Shares"), and from no other source. The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption and will not be convertible into any other securities of the Company. See "Description of Preferred Shares--Series A Preferred Shares--Redemption." In an effort to ensure that the Company remains a qualified REIT for federal income tax purposes, the Series A Preferred Shares may be exchanged for Excess Shares (as defined in the accompanying Prospectus) if a holder of Series A Preferred Shares owns more than 9.8% of the outstanding Series A Preferred Shares, and the Company will have the right to purchase such Excess Shares from the holder. See "Description of Preferred Shares -- Series A Preferred Shares -- Restrictions on Ownership" in this Prospectus Supplement and "Restrictions on Transfers of Shares of Beneficial Interest" in the accompanying Prospectus.

     Application has been made to list the Series A Preferred Shares on the New York Stock Exchange (the "NYSE"). If approved, trading of the Series A Preferred Shares on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series A Preferred Shares. See "Underwriting."
                            ------------------------

   SEE "RISK FACTORS" COMMENCING ON PAGE S-5 FOR A DISCUSSION OF CERTAIN RISK
      FACTORS RELEVANT TO AN INVESTMENT IN THE SERIES A PREFERRED SHARES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
       RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================

                                                                        Underwriting
                                                        Price to         Discounts        Proceeds to
                                                       Public(1)     and Commissions(2)     Company(3)
---------------------------------------------------------------------------------------------------------
Per Share.......................................           $                 $                 $
---------------------------------------------------------------------------------------------------------
Total...........................................           $                 $                 $
---------------------------------------------------------------------------------------------------------
Total Assuming Full Exercise of Over-Allotment
  Option(4).....................................           $                 $                 $

================================================================================

(1) Plus accrued dividends, if any, from the date of original issuance.

(2) The Company has agreed to indemnify the underwriters (the "Underwriters") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $150,000.

(4) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 600,000 additional Series A Preferred Shares, on the same terms, solely to cover over-allotments. See "Underwriting."

                            ------------------------

     The Series A Preferred Shares are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Series A Preferred Shares will be made in New York, New York on
or about July   , 1997.
                            ------------------------

PAINEWEBBER INCORPORATED                                       SMITH BARNEY INC.
                            ------------------------

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY   , 1997.

-------------------------------------------------------------------------------

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement and the accompanying Prospectus or incorporated herein and therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" refer to Gables Residential Trust and its subsidiaries on a consolidated basis (including Gables Realty Limited Partnership and its subsidiaries) or, where the context so requires, Gables Residential Trust only, and, as the context may require, their predecessors. This Prospectus Supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company's actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause such a difference are discussed in the section entitled "Risk Factors" starting on page S-5 of this Prospectus Supplement. The Company cautions the reader, however, that the factors discussed in that section may not be exhaustive.

                                  THE COMPANY

     Gables Residential Trust is one of the largest owners, operators and developers of multifamily apartment communities in the Southeastern and Southwestern United States. The Company owns 49 multifamily apartment communities and has an indirect 25% interest in two multifamily apartment communities (collectively, the "Current Communities") located in the following major cities in Georgia, Texas and Tennessee: Atlanta, Austin, Dallas, Houston, San Antonio, Memphis and Nashville. The Current Communities total 15,918 apartment homes and had a physical occupancy rate of approximately 96% as of June 30, 1997. The Company also owns seven multifamily apartment communities that are under construction and that are expected to comprise 2,025 apartment homes (collectively, the "Development Communities" and, with the Current Communities, the "Communities"). Two of the Development Communities are in Orlando, Florida.

     The Company also owns five sites (the "Undeveloped Sites") on which it intends to develop multifamily apartment communities that are expected to comprise 1,604 apartment homes and has rights (the "Development Rights") to acquire eight additional sites that, if acquired and developed, would be expected to comprise 2,371 apartment homes. Although there is no assurance that the Company will develop multifamily apartment communities at any of the Undeveloped Sites or pursuant to any of the Development Rights, the Company expects that 3,975 apartment homes would be added to the Company's portfolio from the successful development of all such locations. The Company also has contracts to acquire five existing multifamily apartment communities comprising 1,034 apartment homes. The acquisition of these communities is subject to the completion of due diligence as well as ongoing business review by the Company. No assurance can be made that the Company will acquire the properties subject to these contracts.

     The Company operates as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended. Substantially all of the Company's business is conducted through, and all of the Company's interests in property are held by or through, Gables Realty Limited Partnership (the "Operating Partnership"), of which the Company is currently an 84.6% economic owner and which the Company controls through a wholly-owned subsidiary that is the sole general partner of the Operating Partnership.

     The Company's executive offices are located at 2859 Paces Ferry Road, in Atlanta, Georgia 30339 and its telephone number is (770) 436-4600.
-------------------------------------------------------------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A PREFERRED SHARES. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE SERIES A PREFERRED SHARES TO STABILIZE ITS MARKET PRICE AND THE PURCHASE OF THE SERIES A PREFERRED SHARES TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

--------------------------------------------------------------------------------
                                  THE OFFERING

SECURITIES OFFERED......... 4,000,000 shares of      % Series A Cumulative
                            Redeemable Preferred Shares (the "Series A Preferred Shares").

RANKING.................... With respect to the payment of dividends and amounts upon liquidation, the Series A Preferred Shares will rank senior to the Company's common shares of beneficial interest, par value $.01 per share ("Common Shares"), which represent the only capital stock of the Company currently outstanding.

USE OF PROCEEDS............ The net proceeds from the sale of the Series A
                            Preferred Shares will be used to reduce borrowings under the Company's Unsecured Credit Facilities (as herein defined). See "Use of Proceeds."

DIVIDENDS.................. Dividends on the Series A Preferred Shares are
                            cumulative from the date of original issuance and are payable quarterly on or about the 15th day of each March, June, September and December, commencing
                            on September 15, 1997, at the rate of      % per
                            annum of the $25.00 liquidation preference
                            (equivalent to a fixed annual rate of $     per
                            share). The first dividend will be for less than a full quarter. Dividends on the Series A Preferred Shares will accrue whether or not the Company's credit facilities at any time prohibit the current payment of dividends, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. See "Description of Preferred Shares -- Series A Preferred Shares -- Dividends."

LIQUIDATION PREFERENCE..... The liquidation preference for each Series A
                            Preferred Share is $25.00, plus an amount equal to all accrued and unpaid dividends. See "Description of Preferred Shares -- Series A Preferred Shares -- Liquidation Preference."

REDEMPTION................. Except in certain circumstances relating to the preservation of the Company's status as a REIT (see "Restrictions on Transfers of Shares of Beneficial Interest" in the accompanying Prospectus), Series A
                            Preferred Shares are not redeemable prior to July
                              , 2002. On and after July   , 2002, Series A
                            Preferred Shares may be redeemed for cash at the
                            option of the Company, in whole or in part, at $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) shall be payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of Preferred Shares, and from no other source. See "Description of Preferred Shares -- Series A Preferred Shares -- Redemption."

VOTING RIGHTS.............. Holders of Series A Preferred Shares will generally have no voting rights except as required by law. However, whenever dividends on any Series A Preferred Shares shall be in arrears for six or more quarterly periods, the holders of Series A Preferred Shares (voting separately as a class with all other series of Preferred Shares upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two trustees of the Company until all dividends accumulated on such Series A Preferred Shares have been
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                            fully paid or declared and a sum sufficient for the payment thereof set aside for payment. See "Description of Preferred Shares -- Series A Preferred Shares -- Voting Rights."

CONVERSION................. Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company, except that Series A Preferred Shares may be exchanged automatically into Excess Shares in order to ensure that the Company remains a qualified REIT for federal income tax purposes. See "Restrictions on Transfers of Shares of Beneficial Interest" in the accompanying Prospectus.

RESTRICTIONS ON
OWNERSHIP.................. Ownership by a single holder of more than 9.8% of the Series A Preferred Shares is restricted in an effort to ensure that the Company remains a qualified REIT for federal income tax purposes. See "Description of Preferred Shares -- Series A Preferred Shares -- Restrictions on Ownership" in this Prospectus Supplement. In addition, the Company's Declaration of Trust limits ownership by a single holder to 9.8% of the aggregate value of all shares of beneficial interest of any class or series (including the Series A Preferred Shares). See "Restrictions on Transfers of Shares of Beneficial Interest" in the accompanying Prospectus.

TRADING.................... Application has been made to list the Series A
                            Preferred Shares on the NYSE. If approved, trading of Series A Preferred Shares on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series A Preferred Shares.

                                  RISK FACTORS

     An investment in Series A Preferred Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" commencing on page S-5 of this Prospectus Supplement before making any investment in the Company.
--------------------------------------------------------------------------------

                                  RISK FACTORS

     An investment in the Company involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus Supplement and the attached Prospectus before making a decision to purchase Series A Preferred Shares.

RISKS OF DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

     The Company intends to actively continue development and construction of multifamily communities. There can be no assurance that the Company will undertake to develop any particular site or that it will be able to complete such development if it is undertaken. Risks associated with the Company's development and construction activities include: development opportunities may be abandoned; construction costs of a community may exceed original estimates, possibly making the community uneconomical; occupancy rates and rents at a newly completed community may not be sufficient to make the community profitable; financing may not be available on favorable terms for development of a community; and construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs. Development activities are also subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

     The Company intends to continue to acquire multifamily apartment communities on a select basis. Acquisitions of multifamily communities entail risks that investments will fail to perform in accordance with expectations. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate.

     The Company anticipates that future developments and acquisitions will be financed, in whole or in part, under existing credit facilities or loan commitments or other lines of credit or other forms of secured or unsecured financing or through the issuance of additional equity by the Company. If new developments are financed under existing lines of credit, there is a risk that, unless substitute financing is obtained, further availability under the lines of credit for new development may not be available or may be available only on disadvantageous terms. In addition there is a risk that upon the maturity of such existing lines of credit, the lines of credit will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

REAL ESTATE INVESTMENT RISKS

     General Risks. Real property investments are subject to varying degrees of risk. If the Company's communities do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its shareholders will be adversely affected. A multifamily community's revenues and value may be adversely affected by the general economic climate; the local economic climate (including the fiscal condition of the relevant governmental bodies); local real estate conditions (such as oversupply of or reduced demand for apartment homes); the perceptions by prospective residents of the safety, convenience and attractiveness of the communities or neighborhoods in which they are located and the quality of local schools and other amenities; the ability of the owner to provide adequate management, maintenance and insurance; and increased operating cost (including real estate taxes and utilities). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment.

     Dependence on Primary Markets. The Company's multifamily apartment communities are located in various metropolitan areas in the Southeastern and Southwestern United States, particularly Atlanta, Houston and Dallas, and the Company's performance and its ability to make distributions to shareholders could be adversely affected by economic and social conditions in these geographic areas.

     Market Illiquidity. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code (the "Code") limits the Company's ability to sell properties held for fewer than four years.

     Operating Risks. The Company's multifamily apartment communities are subject to all operating risks common to multifamily apartment communities in general, any and all of which might adversely affect apartment occupancy or rental rates. Increases in unemployment in the areas in which the communities owned or managed by the Company are located might adversely affect multifamily occupancy or rental rates. Increases in operating costs due to inflation and other factors may not necessarily be offset by increased rents. Residents may be unable or unwilling to pay rent increases. Future enactment of rent control or rent stabilization laws or other laws regulating multifamily housing may reduce rental revenue or increase operating costs. If operating expenses increase, the local rental market may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates.

     Competition. There are numerous housing alternatives that compete with the Company's multifamily apartment communities in attracting residents. The Company's multifamily apartment communities compete directly with other multifamily rental apartments and single family homes that are available for rent or purchase in the markets in which the Company's multifamily apartment communities are located. In addition, other competitors for development and acquisitions of properties, including other REITs, may have greater resources than the Company. Increased supply of apartment homes in the Company's principal markets over the past few years and the next few years may adversely affect the current favorable demand environment for apartment homes, including occupancy and rental rates.

     Affordable Housing Laws. Certain of the Company's multifamily apartment communities are, and will be in the future, subject to federal, state and local statutes or other restrictions requiring that a percentage of apartments be made available to low and middle income households. These laws and obligations, as well as any changes thereto making it more difficult to meet such requirements, or a reduction in or elimination of certain financing advantages available to those persons satisfying such requirements, could adversely affect the Company's profitability and its ability to develop certain communities in the future.

REAL ESTATE FINANCING RISKS

     No Limitation on Debt. The Company currently has a policy of incurring debt only if upon such incurrence the ratio of debt to total market capitalization (i.e., the total consolidated debt of the Company as a percentage of the market value of issued and outstanding equity securities plus total consolidated debt) would be 60% or less, but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Company's Board of Trustees could alter or eliminate this policy.

     Existing Debt Maturities, Balloon Payments and Refinancing Risks. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest. Because the Company anticipates that only a small portion of the principal of the Company's mortgage indebtedness will be repaid prior to maturity, it will be necessary for the Company to refinance debt. Accordingly, there is a risk that existing indebtedness on the Company's multifamily apartment communities will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

     Risk of Rising Interest Rates. The Company incurred and expects in the future to incur floating rate indebtedness in connection with the construction of multifamily apartment communities, as well as for other purposes. In addition, additional indebtedness that the Company incurs under the Company's unsecured revolving credit facility also bears interest at a floating rate. Accordingly, increases in interest rates would increase the Company's interest costs (to the extent that the related indebtedness was not protected by the Company's interest rate protection arrangements).

     Bond Compliance Requirements. Certain of the Company's multifamily apartment communities are or may be financed with obligations issued by various local government agencies or instrumentalities, the interest on which is exempt from federal income taxation. These obligations are commonly referred to as "tax-exempt bonds." Under the terms of such bonds, the Company must comply with various restrictions on the use of the Company's multifamily apartment communities including the restriction that a percentage of apartments be made available to low and middle income households. The bond compliance requirements in effect, and the requirements of any future tax-exempt bond financing utilized by the Company, may have the effect of limiting the Company's income from the Company's multifamily apartment communities subject to the financing. In addition, certain of the tax-exempt bond financing documents require that a financial institution (the "credit enhancer") guarantee payment of principal of, and interest on, the bonds, which may take the form of a letter of credit, surety bond, guarantee agreement or other additional collateral. If the credit enhancer defaults in its credit enhancement obligations, or the Company is unable to renew the applicable credit enhancement or otherwise post satisfactory collateral, a default will occur under the applicable tax-exempt bonds and the property could be foreclosed upon.

RISK OF FEE MANAGEMENT BUSINESS

     The Company manages properties owned by third parties for a fee. Risks associated with the management of properties owned by third parties include the risk that the management contracts will be terminated and/or that the rental revenues upon which management fees are based will decline, resulting in decreased management fee income.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES OF BENEFICIAL INTEREST

     In order to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of beneficial interest of any class or series of the Company may be owned, directly or indirectly, by five or fewer persons. In an effort to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the Company has limited ownership of shares of beneficial interest by any single shareholder to 9.8% of the aggregate value of all outstanding shares of beneficial interest and the Company has also limited ownership by any single holder of Series A Preferred Shares to 9.8% of all outstanding Series A Preferred Shares. Although the Board of Trustees presently has no intention of doing so, the Board of Trustees could waive either of these restrictions if it were satisfied, based upon the advice of tax counsel, that ownership in excess of these limits would not jeopardize the Company's status as a REIT and the Board of Trustees otherwise decided such action would be in the best interest of the Company. These restrictions also do not apply with respect to an offeror in the event of an all-cash tender offer by it which has been accepted by shareholders representing at least two-thirds of the Company's outstanding shares. Shares acquired or transferred in breach of the limitation will be automatically exchanged for shares not entitled to vote or to participate in dividends or other distributions. In addition, shares acquired or transferred in breach of these limitations may be purchased by the Company for the lesser of the price paid and the market price (as determined in the manner set forth in the Declaration of Trust).

COST OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS

     Under the Americans with Disabilities Act of 1990 (the "ADA"), all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. Although management of the Company believes that the Company's communities are substantially in compliance with the present requirements of the ADA, the Company may incur additional costs of complying with the ADA. A number of additional federal, state and local laws exist which also may require modifications to the Company's communities, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. For example, the Fair Housing Act of 1988 (the

"FHAA") requires apartment communities first occupied after March 31, 1990 to be accessible to the handicapped. Noncompliance with the FHAA could result in the imposition of fines or an award of damages to private litigants. Additional legislation may impose further burdens or restrictions on owners with respect to access by disabled persons. The ultimate amount of the cost of compliance with the ADA or such legislation is not currently ascertainable, and, while such costs are not expected to have a material effect on the Company, such costs could be substantial.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

     The Company intends at all times to operate so as to qualify as a REIT under the Code. Although management of the Company believes that the Company is organized and operates in such a manner, no assurance can be given that the Company qualifies or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to shareholders.

POSSIBLE ADVERSE IMPACT OF MARKET AND OTHER CONDITIONS ON MARKET PRICE

     The market value of the Series A Preferred Shares could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Series A Preferred Shares to demand a higher annual yield, which could adversely affect the market price of the Series A Preferred Shares. In addition, the rating that has or may be assigned to the Series A Preferred Shares by one or more nationally recognized rating agencies, or any change in any of such assigned ratings, may also affect the annual yield required of purchasers of Series A Preferred Shares. There can be no assurance that any nationally recognized rating agency will assign, maintain or refrain from downgrading a particular rating or any rating at all on the Series A Preferred Shares.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various federal, state and local environmental laws, a current or previous owner or operator of real estate may be required (typically regardless of knowledge or responsibility) to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination, which may be substantial. The presence of such substances (or the failure to properly remediate the contamination) may adversely affect the owner's ability to borrow against, sell or rent such property.

                                  THE COMPANY

GENERAL

     Gables Residential Trust is one of the largest owners, operators and developers of multifamily apartment communities in the Southeastern and Southwestern United States. The Company owns 49 multifamily apartment communities and has an indirect 25% interest in two multifamily apartment communities(collectively, the "Current Communities") located in the following major cities in Georgia, Texas and Tennessee: Atlanta, Austin, Dallas, Houston, San Antonio, Memphis and Nashville. The Current Communities total 15,918 apartment homes and had a physical occupancy rate of approximately 96% as of June 30, 1997. One of the Current Communities, consisting of 438 apartment homes and located in Atlanta, Georgia, was acquired by the Company in May 1997. The Company also owns seven multifamily apartment communities that are under construction and that are expected to comprise 2,025 apartment homes (collectively, the "Development Communities" and, with the Current Communities, the "Communities"). Two of the Development Communities are located in Orlando, Florida.

     The Company also owns five sites (the "Undeveloped Sites") on which it intends to develop multifamily apartment communities that are expected to comprise 1,604 apartment homes and has rights (the "Development Rights") to acquire eight additional sites that, if acquired and developed, would be expected to comprise 2,371 apartment homes. Although there is no assurance that the Company will develop multifamily apartment communities at any of the Undeveloped Sites or pursuant to any of the Development Rights, the Company expects that 3,975 apartment homes would be added to the Company's portfolio from the successful development of all such locations. Development of the Development Rights and the Undeveloped Sites are subject to permits and other governmental approvals, as well as ongoing business review by the Company. There can be no assurance that the Company will decide or be able to complete development of all or any of the communities subject to the Development Rights, to develop the Undeveloped Sites, or to complete the number of apartment homes cited above.

     The Company also has contracts to acquire five existing multifamily apartment communities, comprising 1,034 apartment homes. The acquisition of these communities is subject to the completion of due diligence as well as ongoing business review by the Company. No assurance can be made that the Company will acquire the properties subject to these pending contracts, but if acquired the acquisitions would be expected to close in the third and fourth quarters of 1997.

     The Company's senior management team consists of individuals who have been responsible for the development or acquisition of approximately 40,000 apartment homes since 1982 and who have, on average, approximately fifteen years experience in the multifamily industry. The Company provides a full range of integrated real estate management, construction and acquisition services through a staff of approximately 900 employees who have experience in property operations, development, acquisition and construction. The Company maintains offices in Atlanta, Houston and Dallas, each with its own fully integrated real estate staff. The finance, accounting and administrative functions for the Company are controlled by a central staff located in Atlanta.

     The Company operates as a REIT under the Internal Revenue Code of 1986, as amended. Substantially all of the Company's business is conducted through, and all of the Company's interests in property are held by or through, Gables Realty Limited Partnership (the "Operating Partnership"), of which the Company is currently an 84.6% economic owner and which the Company controls through a wholly-owned subsidiary that is the sole general partner of the Operating Partnership.

THE COMMUNITIES

     The Current Communities typically are two and three story garden apartments, townhomes and higher-density apartments. Thirty-six of the Current Communities have more than 250 apartment homes, with the largest having 776 apartment homes. As of June 30, 1997, the Current Communities had an average monthly rental rate per apartment home of approximately $784 and had a physical occupancy rate of approximately 96%. Most of the Company's Communities offer many attractive features designed to enhance their market appeal, such as vaulted ceilings, fireplaces, dishwashers, disposals, washer/dryer connections, ice-makers, patios and decks. Recreational facilities include swimming pools, fitness facilities, playgrounds, picnic areas and tennis and racquetball courts. In many Communities, the Company makes amenities and services available to residents, such as aerobic classes, resident social events, dry cleaning pick-up and delivery, and the use of fax, computer and copy equipment. In-depth market research, including periodic focus groups with residents, is used to refine and enhance management services and community design. The Development Communities and the recently completed Current Communities reflect the Company's continuing research of consumer preferences for upscale multifamily rental housing and incorporate and emphasize garage parking, high levels of privacy, higher quality interiors and private telephone and television systems. The average age of the Current Communities is approximately seven years.

     The following table shows the locations of the Communities and the number of apartment homes in each metropolitan area:

                          NUMBER OF COMMUNITIES               NUMBER OF APARTMENT HOMES           PERCENT OF
                    ---------------------------------     ----------------------------------      TOTAL APT.
    LOCATION        CURRENT     DEVELOPMENT     TOTAL     CURRENT     DEVELOPMENT     TOTAL         HOMES
----------------    -------     -----------     -----     -------     -----------     ------     ------------
Atlanta, GA            15             3           18       4,555           985         5,540          30.9%
Houston, TX(1)         15            --           15       5,363            --         5,363          29.9
Dallas, TX              8            --            8       1,959            --         1,959          10.9
Memphis, TN(2)          5            --            5       1,799            --         1,799          10.0
Nashville, TN           4            --            4       1,166            --         1,166           6.5
Austin, TX              2             2            4         532           529         1,061           5.9
San Antonio, TX         2            --            2         544            --           544           3.0
Orlando, FL            --             2            2          --           511           511           2.9
                       --            --           --
                                                          ------         -----        ------         -----
                       51             7           58      15,918         2,025        17,943         100.0%
                       ==            ==           ==      ======         =====        ======         =====

(1) Includes a Current Community comprising 318 apartment homes in which the Company has a 25% general partner interest.
(2) Includes a Current Community comprising 345 apartment homes in which the Company has a 25% general partner interest.

                                USE OF PROCEEDS

     The net proceeds to the Company from this offering, after all anticipated issuance costs, are estimated to be approximately $96.7 million (approximately $111.2 million if the Underwriters' over-allotment option is exercised in full). The Company will use the net proceeds from this offering to reduce borrowings under its $175 million unsecured credit facility and its $20 million unsecured credit facility (collectively, the "Unsecured Credit Facilities"), which borrowings were used primarily to fund the acquisition and development of additional apartment communities. Indebtedness under the $175 million Unsecured Credit Facility currently bears interest at the 30-day London Interbank Offered Rate plus 1.10% per annum (6.79% per annum as of July 14, 1997) and matures in March, 2000. Indebtedness under the $20 million Unsecured Credit Facility currently bears interest at the one-week London Interbank Offered Rate plus 1.10% per annum (6.76% per annum as of July 14, 1997) and matures in October, 1997.

                                 CAPITALIZATION

     The following table sets forth the historical capitalization for the Company as of March 31, 1997 and as adjusted to give effect to this offering, including the use of the net proceeds derived therefrom as described in "Use of Proceeds."

                                                                         MARCH 31, 1997
                                                                  -----------------------------
                                                                  HISTORICAL    AS ADJUSTED(1)
                                                                  -----------   ---------------
                                                                         (IN THOUSANDS)
Notes payable...................................................   $ 356,946       $ 356,946
Unsecured Credit Facilities(2)..................................      45,667               0
Minority interest of unitholders in Operating Partnership.......      53,169          52,661

Shareholders' equity:
  Preferred shares at $25.00 liquidation preference, $0.01 par value, 10,000,000 shares authorized, shares issued and
     outstanding: -- at March 31, 1997 and 4,000,000 as
     adjusted...................................................          --         100,000
  Common shares, $0.01 par value, 100,000,000 shares authorized, shares issued and outstanding: 19,399,147 at March 31, 1997
     and as adjusted(3).........................................         194             194
  Additional paid-in capital....................................     308,207         304,907
  Deferred long-term compensation...............................      (1,040)         (1,040)
  Accumulated earnings (deficit)................................     (24,526)        (24,018)
                                                                   ---------       ---------
     Total shareholders' equity.................................     282,835         380,043
                                                                   ---------       ---------
Total capitalization............................................   $ 738,617       $ 789,650
                                                                   =========       =========

---------------

(1) Assumes that the over-allotment option granted to the Underwriters to acquire an additional 600,000 Series A Preferred Shares is not exercised.

(2) As of July 14, 1997 there was $112.6 million outstanding under the Unsecured Credit Facilities.

(3) Does not include Common Shares reserved for issuance upon (i) possible acquisition of 3,528,232 outstanding limited partnership units of the Operating Partnership, representing the aggregate minority interest in the Operating Partnership, and (ii) exercise of approximately 1,090,000 outstanding options granted pursuant to the Company's Second Amended and Restated 1994 Share Option and Incentive Plan, as amended (the "Plan"). The total number of Common Shares which are reserved for issuance under the Plan is equal to 8% of the total number of Common Shares and Operating Partnership units (other than units held by the Company or its subsidiaries).

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges of the Company and the predecessor to the Company for the periods shown:

                            THREE MONTHS     YEARS ENDED                                    YEARS ENDED
                               ENDED        DECEMBER 31,     JANUARY 26 -   JANUARY 1 -    DECEMBER 31,
                             MARCH 31,     ---------------   DECEMBER 31,   JANUARY 25,   ---------------
                                1997       1996      1995        1994       1994(1)(2)    1993(1)   1992(1)
                            ------------   -----     -----   ------------   -----------   -----     -----
Ratios....................      1.81x      1.83x     1.40x   1.83x          .89x          1.22x     1.17x

---------------

(1) Ratios for the period January 1 - January 25, 1994 and the years ended December 31, 1993 and 1992 reflect periods prior to the recapitalization and initial public offering of the Company on January 26, 1994.

(2) The earnings for this period were inadequate to cover fixed charges by $146,000.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income (loss) before minority interest, gain on sale of real estate assets and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, capitalized interest, credit enhancement fees and loan cost amortization. Prior to this offering, the Company has not issued any Preferred Shares; therefore, the ratios of earnings to combined fixed charges and Preferred Share dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                        DESCRIPTION OF PREFERRED SHARES

     This description of the particular terms of the Series A Preferred Shares supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of Preferred Shares set forth in the accompanying Prospectus, to which description reference is hereby made.

GENERAL

     The Company is authorized to issue up to 10,000,000 Preferred Shares in one or more series, with such terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as the Board of Trustees of the Company may determine by adoption of an amendment to the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust"), without any further vote or action by the Company's shareholders. See "Description of Preferred Shares" in the accompanying Prospectus. The Series A Preferred Shares are a series of the Company's Preferred Shares. Except for the Series A Preferred Shares which are offered hereby, there are no other Preferred Shares of the Company outstanding.

     Prior to the completion of the offering, the Board of Trustees of the Company or an authorized committee thereof will adopt Articles Supplementary (the "Designating Amendment") to the Declaration of Trust determining the terms of a series of Preferred Shares consisting of up to 4,600,000 shares, designated
     % Series A Cumulative Redeemable Preferred Shares. The following summary of the terms and provisions of the Series A Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Declaration of Trust and the Designating Amendment, which are available from the Company.

     The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares will be BankBoston, N.A.

     In a similar manner to all other sales of the Company's shares of beneficial interest, the Company will contribute the net proceeds from this offering of Series A Preferred Shares to the Operating Partnership in exchange for a like number of Operating Partnership units of limited partnership ("Units"), and the Operating Partnership will use such contributed net proceeds in the manner described under "Use of Proceeds." As a result of an amendment to the First Amended and Restated Agreement of Limited Partnership of the Operating Partnership, the Units received by the Company in connection with this offering (the "Preferred Units") will, in general, have, with respect to other Operating Partnership Units, rights and preferences (including preferential rights to distributions) that are analogous to the rights and preferences that the Series A Preferred Shares have with respect to Common Shares. Accordingly, the holders of Series A Preferred Shares will, in essence, receive as preferred dividends on such shares the preferred amounts received by the Company from the Operating Partnership in respect of the Preferred Units owned by the Company.

SERIES A PREFERRED SHARES

     DIVIDENDS

     Holders of Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of
     % per annum of the $25.00 liquidation preference (equivalent to a fixed
annual rate of $     per share). Such dividends shall be cumulative from the
date of original issue and shall be payable quarterly in arrears on or before the 15th day of each March, June, September and December or, if such day is not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend, which will be paid on September 15, 1997, will be for less than a full quarter. Such dividend and any dividend payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Trustees of the Company for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). The Series A Preferred Shares will rank senior to Common Shares with respect to the payment of dividends.

     No dividends on Series A Preferred Shares shall be declared by the Board of Trustees of the Company or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

     Notwithstanding the foregoing, dividends on the Series A Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series A Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable. Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of the Company or any other series of Preferred Shares ranking, as to dividends, on a parity with or junior to the Series A Preferred Shares (other than a dividend in the Company's Common Shares or in any other class of capital stock ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series A Preferred Shares for all past dividend periods and the then current dividend period. When dividends are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares, all dividends declared upon the Series A Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series A Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Shares and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Shares which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series A Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in Common Shares or other shares of capital stock ranking junior to the Series A Preferred Shares as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Shares, or any other capital stock of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation, nor shall any Common Shares, or any other shares of capital stock of the Company ranking junior to or on a parity with the Series A Preferred Shares as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation). Holders of the Series A Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on Series A Preferred Shares as provided above. Any dividend payment made on Series A Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. See "Description of Preferred Shares -- Dividends" in the accompanying Prospectus.

     LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of Series A Preferred Shares are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Shares or any other class or series of capital stock of the Company that ranks junior to the Series A Preferred Shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Shares will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company. For further information regarding the rights of the holders of Series A Preferred Shares upon the liquidation, dissolution or winding up of the Company, see "Description of Preferred Shares -- Liquidation Preference" in the accompanying Prospectus.

     REDEMPTION

     Series A Preferred Shares are not redeemable prior to July   , 2002.
However, in order to ensure that the Company remains a qualified REIT for federal income tax purposes, Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit (as defined in the accompanying Prospectus) may automatically be exchanged for Excess Shares, and the Company will have the right to purchase Excess Shares from the holder. See "Restrictions on Transfers of Shares of Beneficial Interest" in the accompanying Prospectus. On and after
July   , 2002, the Company, at its option upon not less than 30 nor more than 60 days' written notice, may redeem Series A Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption (except as provided below), without interest. The redemption price of Series A Preferred Shares (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Company, which may include other series of Preferred Shares, and from no other source. For purposes of the preceding sentence, "capital stock" means any equity securities (including Common Shares and Preferred Shares), shares, interest, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series A Preferred Shares to be redeemed shall surrender such Series A Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Series A Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

     Unless full cumulative dividends on all Series A Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred Shares shall be redeemed unless all outstanding Series A Preferred Shares are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any Series A Preferred Shares (except by exchange for capital stock of the Company ranking junior to the Series A Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the automatic exchange of Series A Preferred Shares into Excess Shares or the purchase by the Company of Excess Shares in order to ensure that the Company remains qualified as a REIT for federal income tax purposes, as described under "Restrictions on Transfers of Shares of Beneficial Interest" in the accompanying Prospectus, or the purchase or acquisition of Series A Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

     Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series A Preferred Shares to be redeemed at their respective addresses as they appear on the stock transfer records of the Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series A Preferred Shares except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series A Preferred Shares to be redeemed; (iv) the place or places where Series A Preferred Shares are to be surrendered for payment of the redemption price; and
(v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series A Preferred Shares held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of Series A Preferred Shares held by such holder to be redeemed.

     The holders of Series A Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to such Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Company's default in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on called Series A Preferred Shares.

     The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that the Company remains a qualified REIT for federal income tax purposes, Series A Preferred Shares owned by a shareholder in excess of the Ownership Limit may automatically be exchanged for Excess Shares, and the Company will have the right to purchase Excess Shares from the holder.

     VOTING RIGHTS

     Holders of the Series A Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

     Whenever dividends on any Series A Preferred Shares shall be in arrears for six or more quarterly periods (a "Preferred Dividend Default"), the holders of Series A Preferred Shares (voting separately as a class with all other series of Preferred Shares ranking on a parity with the Series A Preferred Shares as to dividends or upon liquidation ("Parity Preferred") upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two trustees of the Company (the "Preferred Share Trustees") at a special meeting called by the holders of record of at least 20% of the Series A Preferred Shares or the holders of any other series of Parity Preferred so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accrued on Series A Preferred Shares for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. If and when all accumulated dividends and the dividend for the then current dividend period on Series A Preferred Shares shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights (subject to revesting in the event of each and every Preferred Dividend Default) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full on all series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Share Trustee so elected shall terminate. Any Preferred Share Trustee may be removed at any time with or without cause by, and shall not be removed otherwise than by the vote of, the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Share Trustee may be filled by written consent of the Preferred Share Trustee remaining in office, or if none remains in office, by a vote of the holders of record of a majority of the outstanding Series A Preferred Shares when they have the voting rights described above (voting separately as a class with all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable). The Preferred Share Trustees shall each be entitled to one vote per trustee on any matter.

     So long as any Series A Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Series A Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of the Declaration of Trust or the Designating Amendment, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of Series A Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any Event set forth in (b) above, so long as Series A Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Series A Preferred Shares and provided further that (i) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (ii) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to Series A Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

     CONVERSION

     Series A Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company, except that Series A Preferred Shares may be exchanged for Excess Shares in order to ensure that the Company remains qualified as a REIT for federal income tax purposes. See "Restrictions on Transfers of Shares of Beneficial Interest" in the accompanying Prospectus.

     RESTRICTIONS ON OWNERSHIP

     In an effort to ensure that the Company remains a qualified REIT for federal income tax purposes, the Designating Amendment restricts ownership by a single holder of Series A Preferred Shares to 9.8% of all outstanding Series A Preferred Shares. In addition, the Company's Declaration of Trust limits ownership by a single holder to 9.8% of the aggregate value of all shares of beneficial interest of any class or series (including the Series A Preferred Shares). See "Restrictions on Transfers of Shares of Beneficial Interest" in the accompanying Prospectus.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain federal income tax considerations is based on current law, is for general information only, and is not tax advice. This discussion does not purport to address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders (including insurance companies, tax exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

     The Company intends to operate in a manner that will enable it to qualify as a REIT under the Code. Although management of the Company believes that the Company is organized and operates in such a manner, no assurance can be given that the Company qualifies or will remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. If the Company fails to qualify as a REIT, it will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company will be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax would significantly reduce the cash flow available for distribution to shareholders. This Prospectus Supplement does not address the taxation of the Company or the impact on the Company of its election to be taxed as a REIT. The discussion set forth below assumes that the Company qualifies as a REIT under the Code.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

     Dividends and Other Distributions. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders (including holders of Series A Preferred Shares) out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction for corporations. For purposes of determining whether distributions on the Series A Preferred Shares are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Company's outstanding Series A Preferred Shares, and then allocated to the Company's Common Shares. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the holder has held its Series A Preferred Shares. However, corporate holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted tax basis of the holder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a holder's shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the holder. In addition, any dividend declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

     Sale or Redemption of Series A Preferred Shares. On the sale of shares of Series A Preferred Shares, gain or loss will be recognized by the holder in an amount equal to the difference between (i) the amount of cash and fair market value of any property received on such sale, and (ii) the holder's adjusted basis in the Series A Preferred Shares. Such gain or loss will be capital gain or loss if the Series A Preferred Shares are held as capital assets, and will be long-term gain or loss if such shares are held for more than one year. In general, any loss upon a sale or exchange of shares by a holder who has held such shares for six months or less (after applying certain holding period rules), will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such holder as long-term capital gain.

     A redemption of Series A Preferred Shares will be treated under Section 302 of the Code as a distribution that is taxable at ordinary income tax rates as a dividend (to the extent of the Company's current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale of the Series A Preferred Shares. The redemption will satisfy such tests if it (i) is "substantially disproportionate" with respect to the holder (which will not be the case if only Series A Preferred Shares are redeemed, since they generally do not have voting rights), (ii) results in a "complete termination" of the holder's stock interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series A Preferred Shares depends upon the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

     If a redemption of the Series A Preferred Shares is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the shareholders. The shareholder's adjusted tax basis in such redeemed Series A Preferred Shares will be transferred to the holder's remaining stockholdings in the Company. If, however, the shareholder has no remaining stockholdings in the Company, such basis could be transferred to a related person or it may be lost.

BACKUP WITHHOLDING

     The Company will report to its domestic shareholders and the Internal Revenue Service (the "IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid and redemptions unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies that the holder is not subject to backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability.

TAXATION OF CERTAIN TAX-EXEMPT SHAREHOLDERS

     Generally, a tax-exempt investor that is exempt from tax on its investment income, such as an individual retirement account ("IRA") or a Section 401(k) plan, that holds the Series A Preferred Shares as an investment will not be subject to tax on dividends paid by the Company. However, if such tax-exempt investor is treated as having purchased its Series A Preferred Shares with borrowed funds, some or all of its dividends from the Series A Preferred Shares will be subject to tax. In addition, under some circumstances certain pension plans (including Section 401(k) plans but not, for example, IRA's) that own more than 10% (by value) of the Company's outstanding capital stock, including Common Shares, could be subject to tax on a portion of their Series A Preferred Share dividends even if their Series A Preferred Shares are held for investment and are not treated as acquired with borrowed funds.

OTHER TAX CONSEQUENCES

     The Company and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they own property, transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                  UNDERWRITING

     Subject to the terms and conditions in an underwriting agreement between the Company and the Underwriters (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase from the Company, the respective number of Series A Preferred Shares set forth opposite its name. Pursuant to the terms of the Underwriting Agreement, the Underwriters are obligated to purchase all of such Series A Preferred Shares if any are purchased.

                                                                      NUMBER OF
                                                                    SHARES TO BE
                                UNDERWRITERS                          PURCHASED
                                ------------                        ------------
          PaineWebber Incorporated................................
          Smith Barney Inc........................................

                                                                      ---------
               Total                                                  4,000,000
                                                                      =========

     The Underwriters have advised the Company that they propose initially to offer the Series A Preferred Shares directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a discount not in excess of $ per share on sales to certain other dealers after the public offering of the Series A Preferred Shares.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus Supplement, to purchase up to 600,000 additional Series A Preferred Shares to cover over-allotments, if any, at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus Supplement.

     Pursuant to the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

     Application has been made to list the Series A Preferred Shares on the NYSE. If approved, trading of the Series A Preferred Shares on the NYSE is expected to commence within the 30-day period after initial delivery of the Series A Preferred Shares. The Underwriters have advised the Company that they intend to make a market in the Series A Preferred Shares prior to the commencement of trading on the NYSE. The Underwriters will have no obligation to make a market in the Series A Preferred Shares, however, and may cease market-making activities, if commenced, at any time.

     Until the distribution of the Series A Preferred Shares is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters to bid for and purchase the Series A Preferred Shares. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Series A Preferred Shares. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series A Preferred Shares.

     If the Underwriters create a short position in the Series A Preferred Shares in connection with this offering, i.e., if they sell more Series A Preferred Shares than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Series A Preferred Shares in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Series A Preferred Shares. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL MATTERS

     Certain legal matters will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts, as securities and tax counsel to the Company and for the Underwriters by O'Melveny & Myers LLP, San Francisco, California.

PROSPECTUS

                                  $300,000,000

                            GABLES RESIDENTIAL TRUST
                                DEBT SECURITIES
                                PREFERRED SHARES
                                 COMMON SHARES
                                    WARRANTS

                            ------------------------

     Gables Residential Trust ("Gables" or the "Company") may offer from time to time in one or more series (i) its unsecured debt securities ("Debt Securities"), (ii) preferred shares of beneficial interest, $.01 par value per share ("Preferred Shares"), (iii) common shares of beneficial interest, $.01 par value per share ("Common Shares"), and (iv) warrants or other rights to purchase Preferred Shares or Common Shares ("Warrants"), with an aggregate public offering price of up to $300,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Shares, Common Shares and Warrants (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

     The specific terms of the Securities for which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion into Common Shares or Preferred Shares, covenants and any initial public offering price; (ii) in the case of Preferred Shares, the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Common Shares, any initial public offering price; and (iv) in the case of Warrants, the duration, offering price, exercise price and detachability. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Amended and Restated Declaration of Trust as then in effect, or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Restrictions on Transfers of Shares of Beneficial Interest."

     The applicable Prospectus Supplement will also contain information, where appropriate, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

     The Securities may be offered by the Company directly to one or more purchasers, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               ------------------

                The date of this Prospectus is November 7, 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company files information electronically with the Commission, and the Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants (including the Company) that file electronically with the Commission. The address of the Commission's Web Site is (http://www.sec.gov).

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Shares are listed on the New York Stock Exchange (the "NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995, as amended by Form 10-K/A filed with the Commission on April 26, 1996, and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996 and June 30, 1996, filed with the Commission pursuant to the Exchange Act; (ii) the description of the Company's Common Shares contained in its Registration Statement on Form 8-A filed with the Commission pursuant to the Exchange Act, including all amendments and reports updating such description; (iii) the Proxy Statement prepared by the Company in connection with its 1996 Annual Meeting of Shareholders; and (iv) the Company's Current Report on Form 8-K dated March 25, 1996, filed with the Commission on April 1, 1996; the Company's Current Report on Form 8-K dated April 23, 1996, as amended by Form 8-K/A filed with the Commission on July 2, 1996; the Company's Current Report on Form 8-K dated July 26, 1996, filed with the Commission on August 16, 1996; and the Company's Current Report on Form 8-K dated September 11, 1996, filed with the Commission on September 26, 1996.

     All other documents filed with the Commission by the Company pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities are to be incorporated herein by reference and such documents shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ANY PERSON RECEIVING A COPY OF THIS PROSPECTUS MAY OBTAIN, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OF THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, EXCEPT FOR THE EXHIBITS TO SUCH DOCUMENTS. WRITTEN REQUESTS SHOULD BE MAILED TO GABLES RESIDENTIAL TRUST, 2859 PACES FERRY ROAD, OVERLOOK III, SUITE 1450, ATLANTA, GEORGIA, ATTENTION: DIRECTOR OF INVESTOR RELATIONS. TELEPHONE REQUESTS MAY BE DIRECTED TO (770) 436-4600.

                                  THE COMPANY

GENERAL

     Gables is one of the largest managers, developers and owners of multifamily apartment communities in the Southeastern and Southwestern United States. The Company is a self-administered and self-managed real estate investment trust (a "REIT") and has elected to be treated as a REIT under the Internal Revenue Code of 1986, as amended, beginning with its taxable year ending December 31, 1994. The Company's Common Shares are listed on the New York Stock Exchange under the symbol "GBP".

     The Company currently engages in the multifamily apartment community management, development, construction and acquisition businesses, including the provision of related brokerage and corporate rental housing services. Substantially all of the Company's business is conducted through, and all of the Company's interests in its properties are held by or through, Gables Realty Limited Partnership, a Delaware limited partnership (the "Operating Partnership"). Through its ownership of Gables GP, Inc. ("GGPI"), a Texas corporation and wholly-owned subsidiary of the Company that is the sole general partner of the Operating Partnership, and its ownership of a direct limited partnership interest in the Operating Partnership, the Company is currently an 84.5% economic owner of the Operating Partnership (this structure is commonly referred to as an umbrella partnership REIT or "UPREIT").

     As of September 30, 1996, the Company owned 46 stabilized multifamily communities comprising 14,681 apartment homes, of which 30 were developed and 16 were acquired by the Company, including an indirect 25.0% general partner interest in two multifamily communities. Additionally, as of such date, the Company owned seven multifamily communities under development or in the lease-up phase expected to comprise 1,925 apartment homes. The Company also owned as of such date parcels of land for the future development of four multifamily communities expected to comprise 978 apartment homes.

     The Company was organized as a real estate investment trust under the laws of the State of Maryland in 1993 to continue and expand the operations of its privately owned predecessor organization. The Company's Common Shares have been traded on the New York Stock Exchange since the completion of the Company's initial public offering on January 26, 1994 (the "Initial Offering"). The Company's executive offices are located at 2859 Paces Ferry Road, Atlanta, Georgia 30339 and its telephone number is (770) 436-4600.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of Securities for general corporate purposes, including repayment of indebtedness, acquisition of or investment in new properties and developments and maintenance of currently owned properties.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be direct unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures, each dated as of a date prior to the issuance of the Debt Securities to which it relates. Senior Securities and Subordinated Securities may be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"), which may be the same Trustee, and in the form that has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Senior Indenture and the Subordinated Indenture, as amended or supplemented from time to time, are sometimes hereinafter referred to collectively as the "Indentures." The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities.

     Capitalized terms used herein and not defined shall have the meanings assigned to them in the applicable Indenture.

TERMS

     The indebtedness represented by the Senior Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Company. The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "-- Subordination." The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Company or as set forth in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

     Each Indenture will provide that the Company may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

          (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

          (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

          (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities that is convertible into Common Shares or Preferred Shares, or the method by which any such portion shall be determined;

          (4) If convertible, the terms on which such Debt Securities are convertible, including the initial conversion price or rate and the conversion period and any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares receivable on conversion;

          (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

          (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

          (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

          (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

          (9) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Company;

          (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

          (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

          (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

          (13) Whether such Debt Securities will be issued in certificated or book-entry form and, if in book entry form, the identity of the depository for such Debt Securities;

          (14) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

          (15) The applicability, if any, of the defeasance and covenant defeasance provisions described herein or set forth in the applicable Indenture, or any modification thereof;

          (16) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment;

          (17) Any deletions from, modifications of or additions to the events of default or covenants of the Company, to the extent different from those described herein or set forth in the applicable Indenture with respect to such Debt Securities, and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such Debt Securities due and payable; and

          (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture.

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Shares of Beneficial Interest." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the events of default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Company for such purpose. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Company nor any Trustee shall be required (i) to issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Debt Securities that may be selected for redemption and ending at the close of business on the day of such mailing; (ii) to register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) to issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indentures will provide that the Company may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets, and which is organized under the laws of any domestic jurisdiction and assumes (A) the Company's obligations to pay principal of (and premium, if any) and interest on all of the Debt Securities and (B) the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any subsidiary as a result thereof as having been incurred by the Company or such subsidiary at the time of such transaction, no event of default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, shall have occurred and be continuing; and (iii) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

     Existence. Except as permitted under "-- Merger, Consolidation or Sale of Assets," the Indentures will require the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (by declaration of trust, bylaws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if its Board of Trustees determines that the preservation thereof is no longer desirable in the conduct of its business.

     Maintenance of Properties. The Indentures will require the Company to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

     Insurance. The Indentures will require the Company to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

     Payment of Taxes and Other Claims. The Indentures will require the Company to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Company or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

     Additional Covenants. Any additional covenants of the Company with respect to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise provided in the applicable Prospectus Supplement, each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any of its subsidiaries (including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000 or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company or any of its subsidiaries (including such leases, but not including such indebtedness or obligations for which recourse is limited to property purchased) in an aggregate principal amount in excess of $10,000,000, whether such indebtedness exists on the date of such Indenture or shall thereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable or such obligations being accelerated, without such acceleration having been rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary of the Company; and (vii) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

     If an event of default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee; and (ii) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture. The Indentures will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the applicable Indenture, as the case may
be) may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series; or (ii) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

     The Indentures will require each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

     The Indentures will provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     The Indentures will provide that, subject to provisions in each Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under an Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under such Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURES

     Modifications and amendments of an Indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (i) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (iii) change the place of payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security; (iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of any outstanding Debt Securities necessary to modify or amend the applicable Indenture with respect to such Debt Securities, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive covenants of the applicable Indenture.

     Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in such Indenture; (iii) to add events of default for the benefit of the holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under such Indenture; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series.

     The Indentures will provide that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an indexed security that shall be deemed outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to such Indenture; and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

     The Indentures will contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in such Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, the Indentures will provide that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

     Unless otherwise provided in the applicable Prospectus Supplement, Subordinated Securities will be subject to the following subordination provisions.

     Upon any distribution to creditors of the Company in a liquidation, dissolution or reorganization, the payment of the principal of and interest on any Subordinated Securities will be subordinated to the extent provided in the applicable Indenture in right of payment to the prior payment in full of all Senior Debt (as defined below), but the obligation of the Company to make payments of the principal of and interest on such Subordinated Securities will not otherwise be affected. No payment of principal or interest will be permitted to be made on Subordinated Securities at any time if a default on Senior Debt exists that permits the holders of such Senior Debt to accelerate its maturity and the default is the subject of judicial proceedings or the Company receives notice of the default. After all Senior Debt is paid in full and until the Subordinated Securities are paid in full, holders will be subrogated to the rights of holders of Senior Debt to the extent that distributions otherwise payable to holders have been applied to the payment of Senior Debt. The Subordinated Indenture will not restrict the amount of Senior Debt or other indebtedness of the Company and its subsidiaries. As a result of these subordination provisions, in the event of a distribution of assets upon insolvency, holders of Subordinated Securities may recover less, ratably, than general creditors of the Company.

     Senior Debt will be defined in the applicable Indenture as the principal of and interest on, or substantially similar payments to be made by the Company in respect of, the following, whether outstanding at the date of execution of the applicable Indenture or thereafter incurred, created or assumed: (i) indebtedness of the Company for money borrowed or represented by purchase-money obligations; (ii) indebtedness of the Company evidenced by notes, debentures, bonds, or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement; (iii) obligations of the Company as lessee under leases of property either made as part of any sale and leaseback transaction to which the Company is a party or otherwise; (iv) indebtedness, obligations and liabilities of others in respect of which the Company is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which the Company has agreed to purchase or otherwise acquire; and (v) any binding commitment of the Company to fund any real estate investment or to fund any investment in any entity making such real estate investment, in each case other than (A) any such indebtedness, obligation or liability referred to in clauses (i) through (iv) above as to which, in the instrument creating or evidencing the same pursuant to which the same is outstanding, it is provided that such indebtedness, obligation or liability is not superior in right of payment to the Subordinated Securities or ranks pari passu with the Subordinated Securities; (B) any such indebtedness, obligation or liability which is subordinated to indebtedness of the Company to substantially the same extent as or to a greater extent than the Subordinated Securities are subordinated; and (C) the Subordinated Securities. There will not be any restrictions in any Indenture relating to Subordinated Securities upon the creation of additional Senior Debt.

     If this Prospectus is being delivered in connection with a series of Subordinated Securities, the accompanying Prospectus Supplement or the information incorporated herein by reference will set forth the approximate amount of Senior Debt outstanding as of the end of the Company's most recent fiscal quarter.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

     The Indentures will provide that, unless otherwise indicated in the applicable Prospectus Supplement, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, to hold moneys for payment in trust and, with respect to Debt Securities which are convertible or exchangeable, the right to convert or exchange) ("defeasance"); or (ii) to be released from its obligations with respect to such Debt Securities under the applicable Indenture (being the restrictions described under "-- Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an event of default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from or published by the Internal Revenue Service (the "IRS") or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities that are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged; or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(i) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security; or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community; (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities; or (iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any event of default other than the event of default described in clause (iv) under "-- Events of Default, Notice and Waiver" with respect to specified sections of an Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause (vii) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such event of default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares or Preferred Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares or Preferred Shares, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Company to a paying agent or a Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                        DESCRIPTION OF PREFERRED SHARES

     The description of the Company's Preferred Shares set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Declaration of Trust (the "Declaration of Trust") and Amended and Restated Bylaws (the "Bylaws"), as in effect.

GENERAL

     Under the Declaration of Trust, the Company has authority to issue up to 161,000,000 shares of beneficial interest, consisting of 100,000,000 Common Shares, par value $.01 per share, 51,000,000 excess shares of beneficial interest, par value $.01 per share ("Excess Shares"), and 10,000,000 Preferred Shares, par value $.01 per share. No Preferred Shares were outstanding as of the date of this Prospectus. Preferred Shares may be issued from time to time, in one or more series, as authorized by the Board of Trustees of the Company. Prior to issuance of shares of each series, the Board of Trustees is required by the Maryland General Corporation Law ("MGCL") and the Company's Declaration of Trust to fix for each series, subject to the provisions of the Company's Declaration of Trust regarding Excess Shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Maryland law. The Preferred Shares will, when issued, be fully paid and nonassessable and will have no preemptive rights. The Board of Trustees could authorize the issuance of Preferred Shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Shares might believe to be in their best interests or in which holders of some, or a majority, of the Common Shares might receive a premium for their shares over the then market price of such Common Shares.

TERMS

     The following description of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. The statements below describing the Preferred Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and Bylaws and any applicable amendment to the Declaration of Trust designating terms of a series of Preferred Shares (a "Designating Amendment").

     Reference is made to the Prospectus Supplement relating to the Preferred Shares offered thereby for specific terms, including:

           (1) The title and stated value of such Preferred Shares;

           (2) The number of Preferred Shares offered, the liquidation preference per share and the offering price of such Preferred Shares;

           (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Shares;

           (4) The date from which dividends on such Preferred Shares shall accumulate, if applicable;

           (5) The procedures for any auction and remarketing, if any, for such Preferred Shares;

           (6) The provision for a sinking fund, if any, for such Preferred Shares;

           (7) The provision for redemption, if applicable, of such Preferred Shares;

           (8) Any listing of such Preferred Shares on any securities exchange;

           (9) The terms and conditions, if applicable, upon which such Preferred Shares will be convertible into Common Shares, including the conversion price or rate (or manner of calculation thereof);

          (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Shares;

          (11) A discussion of federal income tax considerations applicable to such Preferred Shares;

          (12) The relative ranking and preference of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

          (13) Any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

          (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares of the Company, and to all equity securities ranking junior to such Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

     Holders of the Preferred Shares of each series will be entitled to receive, when, as and if declared by the Board of Trustees of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Trustees of the Company.

     Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trustees of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     If Preferred Shares of any series are outstanding, no dividends will be declared or paid or set apart for payment on any shares of beneficial interest of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Shares of such series for any period unless (i) if such series of Preferred

Shares has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series for all past dividend periods and the then current dividend period; or
(ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Shares of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Shares of any series and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Preferred Shares of such series, all dividends declared upon Preferred Shares of such series and any other series of Preferred Shares ranking on a parity as to dividends with such Preferred Shares shall be declared pro rata so that the amount of dividends declared per share of Preferred Shares of such series and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Shares does not have a cumulative dividend) and such other series of Preferred Shares bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in Common Shares or other shares of beneficial interest ranking junior to the Preferred Shares of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation, nor shall any Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Preferred Shares of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation).

     Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remain payable.

REDEMPTION

     If so provided in the applicable Prospectus Supplement, the Preferred Shares will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     Notwithstanding the foregoing, unless (i) if a series of Preferred Shares has a cumulative dividend, full cumulative dividends on all Preferred Shares of such series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if a series of Preferred Shares does not have a cumulative dividend, full dividends on all of the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Shares of such series shall be redeemed unless all outstanding Preferred Shares of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series. In addition, unless (i) if such series of Preferred Shares has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period; and (ii) if such series of Preferred Shares does not have a cumulative dividend, full dividends on the Preferred Shares of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any Preferred Shares of such series (except by conversion into or exchange for shares of beneficial interest of the Company ranking junior to the Preferred Shares of such series as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Shares of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Shares of such series.

     If fewer than all of the outstanding Preferred Shares of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Shares of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the Preferred Shares of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Preferred Shares to be redeemed from each such holder. If notice of redemption of any Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Shares, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of shares of beneficial interest of the Company ranking junior to the Preferred Shares in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Shares shall be entitled to receive out of assets of the Company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all other classes or series of shares of beneficial interest of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of any other classes or series of shares of beneficial interest ranking junior to the Preferred Shares upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Holders of the Preferred Shares will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

     Unless provided otherwise for any series of Preferred Shares, so long as any Preferred Shares of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the Preferred Shares of such series outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to such series of Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Declaration of Trust or the Designating Amendment for such series of Preferred Shares, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Shares or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Shares, and provided further that (A) any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of Preferred Shares, or (B) any increase in the amount of authorized shares of such series or any other series of Preferred Shares, in each case ranking on a parity with or junior to the Preferred Shares of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Shares shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of Preferred Shares is convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of Common Shares into which the Preferred Shares are convertible, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Shares.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities, including any Preferred Shares of the Company. Therefore, the Designating Amendment for each series of Preferred Shares may contain provisions restricting the ownership and transfer of the Preferred Shares. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Shares. See "Restrictions on Transfers of Shares of Beneficial Interest."

TRANSFER AGENT

     The transfer agent and registrar for the Preferred Shares will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON SHARES

     The description of the Company's Common Shares set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Declaration of Trust and Bylaws, as in effect.

GENERAL

     Under the Declaration of Trust, the Company has authority to issue 100,000,000 Common Shares, par value $.01 per share. At September 30, 1996, the Company had outstanding 19,286,429 Common Shares. In addition, on such date 3,528,232 Units of Limited Partnership of the Operating Partnership (the "Units") were outstanding (other than those held directly or indirectly by the Company) and may be exchanged for Common Shares on a one-for-one basis. All Common Shares offered hereby will, when issued, be duly authorized, fully paid and nonassessable.

TERMS

     Subject to the preferential rights of any other shares or series of shares of beneficial interest and to the provisions of the Company's Declaration of Trust regarding Excess Shares, holders of Common Shares will be entitled to receive distributions on Common Shares if, as and when authorized and declared by the Board of Trustees of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company.

     Subject to the provisions of the Company's Declaration of Trust regarding Excess Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of Common Shares will possess exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding Common Shares can elect all of the trustees then standing for election, and the holders of the remaining Common Shares will not be able to elect any trustee.

     Holders of Common Shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

     Subject to the provisions of the Company's Declaration of Trust regarding Excess Shares, all Common Shares will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

     The Company's Declaration of Trust provides that the Company cannot merge with or sell all or substantially all of the assets of the Company, except pursuant to a resolution approved by shareholders holding a majority of the shares entitled to vote on the resolution. In addition, the partnership agreement of the Operating Partnership requires that any merger or sale of all or substantially all of the assets of the Operating Partnership be approved by partners holding 75% of the Units.

RESTRICTIONS ON OWNERSHIP

     For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by a single person of the Company's outstanding equity securities. See "Restrictions on Transfers of Shares of Beneficial Interest."

TRANSFER AGENT

     The transfer agent and registrar for the Common Shares is The First National Bank of Boston, Boston, Massachusetts.

                            DESCRIPTION OF WARRANTS

     The Company has no Warrants or other share purchase rights outstanding (other than options issued under the Company's Second Amended and Restated 1994 Share Option and Incentive Plan). The Company may issue Warrants for the purchase of Preferred Shares or Common Shares. Warrants may be issued independently, together with any other Securities offered by any Prospectus Supplement or through a dividend or other distribution to the Company's shareholders and may be attached to or separate from such Securities. Warrants may be issued under a warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

     The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, number and terms of the Preferred Shares or Common Shares purchasable upon exercise of such Warrants; (5) the designation and terms of the other Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Security: (6) the date, if any, on and after which such Warrants and the related Preferred Shares or Common Shares, if any, will be separately transferable; (7) the price at which each Preferred Share or Common Share purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the transferability, exchange and exercise of such Warrants.

           RESTRICTIONS ON TRANSFERS OF SHARES OF BENEFICIAL INTEREST

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (other than the first year), and such shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. In order to protect the Company against the risk of losing its status as a REIT due to a concentration of ownership among its shareholders, the Declaration of Trust provides that no holder (other than persons approved by the trustees at their option and in their discretion) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the Company's shares of beneficial interest. The Board of Trustees does not expect that it would waive the Ownership Limit in the absence of the ruling from the IRS or an opinion of counsel satisfactory to it that the changes in ownership will not then or in the future jeopardize the Company's status as a REIT. Any transfer of shares of beneficial interest (including warrants) or any security convertible into shares of beneficial interest that would create a direct or indirect ownership of shares of beneficial interest in excess of the Ownership Limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the shares of beneficial interest being owned by fewer than 100 persons or that results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of beneficial interest. The foregoing restrictions on transferability and ownership will not apply if the Board of Trustees determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. In addition, the foregoing restrictions do not apply with respect to an offeror in the event of an all cash tender offer by it which has been accepted by at least two-thirds of the Company's outstanding shares.

     Shares of beneficial interest owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be exchanged for Excess Shares that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such shares of beneficial interest may be ultimately transferred without violating the Ownership Limit. While the Excess Shares are held in trust, they will not be entitled to vote, they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote, and, except upon liquidation, they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Shares prior to the discovery by the Company that shares of beneficial interest have been transferred in violation of the provisions of the Company's Declaration of Trust shall be repaid to the Company upon demand. The Excess Shares are not treasury shares, but rather constitute a separate class of issued and outstanding shares of beneficial interest of the Company. The original transferee-shareholder may, at any time the Excess Shares are held by the Company in trust, transfer the interest in the trust representing the Excess Shares to any individual whose ownership of the shares of beneficial interest exchanged into such Excess Shares would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-shareholder for the shares of beneficial interest that were exchanged for Excess Shares. Immediately upon the transfer to the permitted transferee, the Excess Shares will automatically be exchanged for shares of beneficial interest of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Shares and to hold the Excess Shares on behalf of the Company.

     In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Shares are held by the Company in trust, to purchase all or any portion of the Excess Shares from the original transferee-shareholder for the lesser of the price paid for the shares of beneficial interest by the original transferee-shareholder or the market price (as determined in the manner set forth in the Declaration of Trust) of the shares of beneficial interest on the date the Company exercises its option to purchase. The 90-day period begins on the date of the violative transfer if the original transferee-shareholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Trustees determines that a violative transfer has been made.

     Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding Common Shares must file a written notice with the Company containing the information specified in the Declaration of Trust no later than January 30 of each year. Each shareholder shall upon demand be required to disclose to the Company in writing any information with respect to the direct, indirect and constructive ownership of beneficial interests as the Board of Trustees deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     This ownership limitation may have the effect of precluding acquisition of control of the Company unless the Board of Trustees determines that maintenance of REIT status is no longer in the best interests of the Company.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                 THE COMPANY'S DECLARATION OF TRUST AND BYLAWS

     The following summary of certain provisions of Maryland law and the Company's Declaration of Trust and Bylaws does not purport to be complete and is qualified by reference to Maryland law and the Company's Declaration of Trust and Bylaws.

MARYLAND BUSINESS COMBINATION STATUTE

     The MGCL establishes special requirements with respect to "business combinations" between Maryland corporations and "interested shareholders" unless exemptions are applicable. Among other things, the law prohibits for a period of five years a merger and other specified or similar transactions between a company and an interested shareholder and requires a supermajority vote for such transactions after the end of the five-year period.

     "Interested shareholders" are all persons owning beneficially, directly or indirectly, more than 10% of the outstanding voting stock of the Maryland corporation. "Business combinations" include any merger or similar transaction subject to a statutory vote and additional transactions involving transfers of assets or securities in specified amounts to interested shareholders or their affiliates. Unless an exemption is available, transactions of these types may not be consummated between a Maryland corporation and an interested shareholder or its affiliates for a period of five years after the date on which the shareholder first became an interested shareholder. Thereafter, the transaction may not be consummated unless recommended by the Board of Trustees and approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and 66 2/3% of the votes entitled to be cast by all holders of outstanding voting shares other than the interested shareholder. A business combination with an interested shareholder that is approved by the Board of Trustees of a Maryland corporation at any time before an interested shareholder first becomes an interested shareholder is not subject to the special voting requirements. An amendment to a Maryland corporation's charter electing not to be subject to the foregoing requirements must be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding voting shares and 66 2/3% of the votes entitled to be cast by holders of outstanding voting shares who are not interested shareholders. Any such amendment is not effective until 18 months after the vote of shareholders and does not apply to any business combination of a corporation with a shareholder who was an interested shareholder on the date of the shareholder vote.

MARYLAND CONTROL SHARE ACQUISITION STATUTE

     The MGCL provides that "control shares" of a Maryland real estate investment trust acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror or by officers of trustees who are employees of the trust. "Control shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares of beneficial interest the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares of beneficial interest as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

     The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

     The business combination statute and the control share acquisition statute could have the effect of discouraging offers to acquire the Company and of increasing the difficulty of consummating any such offer.

LIMITATION OF SHAREHOLDER'S LIABILITY

     Under Maryland law, shareholders generally are not responsible for the corporation's debts or obligations, and the Company's Declaration of Trust specifically provides that no shareholder of the Company will be personally liable for any obligations of the Company. The Company's Bylaws further provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his or her being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, including Texas, be personally liable to the extent that such claims are not satisfied by the Company. Inasmuch as the Company will carry public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

LIMITATION OF TRUSTEES' AND OFFICERS' LIABILITY

     Under Maryland law a real estate investment trust formed in Maryland is permitted to limit, by provision in its declaration of trust, the liability of trustees and officers so that no trustee or officer of the Company shall be liable to the Company or to any shareholder for money damages except to the extent that (i) the trustee or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received, or (ii) a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding in a proceeding that the trustee's or officer's action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Declaration of Trust has incorporated the provisions of such law limiting the liability of trustees and officers.

     The Company's Bylaws require it to indemnify, to the full extent of Maryland law, any present or former trustee or officer (and such person's spouse and children) (an "Indemnitee") who is or was a party or threatened to be made a party to any proceeding by reason of his or her service in that capacity, against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the proceeding, provided that the Company shall have received a written affirmation by the Indemnitee that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the Bylaws. The Company shall not be required to indemnify an Indemnitee if (a) it is established that (i) the Indemnitee's act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (ii) the Indemnitee actually received an improper personal benefit in money, property or services or (iii) in the case of a criminal proceeding, the Indemnitee had reasonable cause to believe that the Indemnitee's act or omission was unlawful, (b) the proceeding was initiated by the Indemnitee, (c) the Indemnitee received payment for such expenses pursuant to insurance or otherwise or (d) the proceeding arises under Section 16 of the Securities Exchange Act of 1934, as amended. Pursuant to the Bylaws, the Indemnitee is required to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Bylaws also permit the Company to provide such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL or to which the Indemnitee may be entitled. GGPI's bylaws contain similar provisions that are consistent with Texas law.

INDEMNIFICATION AGREEMENTS

     The Company has entered into indemnification agreements with each of the Company's officers and trustees. The indemnification agreements require, among other things, that the Company indemnify its officers and trustees to the fullest extent permitted by law and advance to the officers and trustees all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company also must indemnify and advance all expenses incurred by officers and trustees seeking to enforce their rights under the indemnification agreements, and cover officers and trustees under the Company's trustees' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in the Declaration of Trust and the Bylaws, it provides greater assurance to trustees and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Trustees or by the Company's shareholders to eliminate the rights it provides.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The Company believes it has operated, and the Company intends to continue to operate, in such a manner as to qualify as a REIT under the Code, but no assurance can be given that it will at all times so qualify.

     The provisions of the Code pertaining to REITs are highly technical and complex. The following is a brief and general summary of certain provisions that currently govern the federal income tax treatment of the Company and its shareholders. For the particular provisions that govern the federal income tax treatment of the Company and its shareholders, reference is made to Sections 856 through 860 of the Code and the regulations thereunder. The following summary is qualified in its entirety by such reference.

     Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its shareholders. If the Company fails to qualify during any taxable year as a REIT, unless certain relief provisions are available, it will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, which could have a material adverse effect upon its shareholders.

     In any year in which the Company qualifies to be taxed as a REIT, distributions made to its shareholders out of current or accumulated earnings and profits will be taxed to shareholders as ordinary income except that distributions of net capital gains designated by the Company as capital gain dividends will be taxed as long-term capital gain income to the shareholders. To the extent that distributions to shareholders exceed current or accumulated earnings and profits, they will constitute a return of capital, rather than dividend or capital gain income, and will reduce the basis for the shareholder's shares of beneficial interest with respect to which the distribution is paid or, to the extent that they exceed such basis, will be taxed in the same manner as gain from the sale of those shares of beneficial interest.

     Investors are urged to consult their own tax advisors with respect to the appropriateness of an investment in the Securities offered hereby and with respect to the tax consequences arising under federal law and the laws of any state, municipality or other taxing jurisdiction, including tax consequences resulting from such investor's own tax characteristics. Foreign investors also should consult their own tax advisors concerning the tax consequences of an investment in the Company, including the possibility of United States income tax withholding on Company distributions.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the consolidated ratios of earnings to fixed charges of the Company and its predecessor for the periods shown:

                 SIX MONTHS ENDED    YEAR ENDED    JANUARY 26 -   JANUARY 1 -      YEAR ENDED DECEMBER 31,
                     JUNE 30,       DECEMBER 31,   DECEMBER 31,   JANUARY 25,   ------------------------------
                       1996             1995           1994       1994(1)(2)    1993(1)   1992(1)   1991(1)(2)
                 ----------------   ------------   ------------   -----------   -------   -------   ----------
    Ratio......        1.81x            1.40x          1.83x           .89x       1.22x     1.17x       .70x

---------------
(1) Ratios for the period January 1 - January 25, 1994 and the years ended December 31, 1993, 1992, and 1991 reflect periods prior to the recapitalization and initial public offering of the Company on January 26, 1994.

(2) The earnings for these periods were inadequate to cover fixed charges as follows:

            Period January 1 - January 25, 1994......................  $   146,000
            Year ended December 31, 1991.............................  $ 5,014,000

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income (loss) before minority interest and extraordinary items plus fixed charges. Fixed charges consist of interest expense, capitalized interest, credit enhancement fees and loan cost amortization. To date, the Company has not issued any Preferred Shares; therefore, the ratios of earnings to combined fixed charges and Preferred Shares dividend requirements are the same as the ratios of earnings to fixed charges presented above.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities to or through one or more underwriters or dealers for public offering and sale by or through them, directly to one or more individual, institutional or other purchasers, through agents or through a combination of any such methods of sale. Direct sales to investors may also be accomplished through subscription rights distributed to the Company's shareholders on a pro rata basis, which may or may not be transferrable. In connection with any distribution of subscription rights to shareholders, if all of the underlying Securities are not subscribed for, the Company may sell the unsubscribed Securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed Securities to third parties.

     The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices (any of which may represent a discount from the prevailing market prices).

     In connection with the sale of Securities, underwriters or agents may receive compensation from the Company or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers, and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

     Unless otherwise specified in the related Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Shares which are listed on the NYSE. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Securities.

     Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount no less than, and the aggregate principal amounts of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by the Contracts. If in conjunction with the sale of Securities to institutions under Contracts, Securities are also being sold to the public, the consummation of the sale under the Contracts shall occur simultaneously with the consummation of the sale to the public. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

     In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Securities offered hereby may not simultaneously engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                 LEGAL MATTERS

     Certain legal matters, including the legality of the Securities, will be passed upon for the Company by Goodwin, Procter & Hoar LLP, Boston, Massachusetts.

                                    EXPERTS

     The financial statements and schedules referred to and incorporated by reference in this Prospectus or elsewhere in the Registration Statement of which this Prospectus is a part have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said report.

============================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
              PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary..............   S-2
Risk Factors...............................   S-5
The Company................................   S-9
Use of Proceeds............................  S-10
Capitalization.............................  S-11
Ratios of Earnings to Fixed Charges........  S-11
Description of Preferred Shares............  S-12
Certain Federal Income Tax
  Considerations...........................  S-17
Underwriting...............................  S-19
Legal Matters..............................  S-20
                   PROSPECTUS
Available Information......................     2
Incorporation of Certain Documents by
  Reference................................     2
The Company................................     3
Use of Proceeds............................     3
Description of Debt Securities.............     3
Description of Preferred Shares............    14
Description of Common Shares...............    19
Description of Warrants....................    20
Restrictions on Transfers of Shares of
  Beneficial Interests.....................    21
Certain Provisions of Maryland Law and of
  the Company's Declaration of Trust and
  Bylaws...................................    22
Federal Income Tax Considerations..........    24
Ratios of Earnings to Fixed Charges........    25
Plan of Distribution.......................    25
Legal Matters..............................    27
Experts....................................    27

============================================================

============================================================

                                4,000,000 SHARES
                                 [GABLES LOGO]
                           % SERIES A CUMULATIVE REDEEMABLE
                                PREFERRED SHARES

                       ---------------------------------
                             PROSPECTUS SUPPLEMENT
                       ---------------------------------

                            PAINEWEBBER INCORPORATED
                               SMITH BARNEY INC.
                            ------------------------

                                 JULY   , 1997

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